Exhibit 99.1

Cryoport Reports Second Quarter 2023 Financial Results

▪	Second quarter revenue of $57 million, in line with previously announced preliminary results

▪	Clinical trials supported by Cryoport increased to a record 668 global clinical trials by quarter end; a net increase of 42 new trials added year-over-year

▪	Strong balance sheet with over $500 million in cash and short-term investments

NASHVILLE, Tennessee, August 9, 2023, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a leading global provider of innovative products and services to the fast-growing cell & gene therapy industry enabling the future of medicine for a new era of life sciences, today announced financial results for the second quarter (Q2) and first half (H1) of 2023.

Jerrell Shelton, CEO of Cryoport, commented, “Today, we reported quarterly revenue results that were consistent with the preliminary results we previously provided, which reflected significantly weaker than expected demand for capital equipment from China and slower than expected ramps from certain clients during the second quarter.

“China’s economic condition and a significant drop in orders caused a second quarter decline in MVE Biological Solutions’ China derived revenue of 67% or $5.8 million year-over-year. For the previous two years the Chinese market has represented approximately 23% of MVE’s total revenue and 10% of Cryoport’s overall revenue. Our leadership team has recently been to China to meet with our MVE team based there, along with key clients, and distributors to reinforce our strengths and relationships. As a part of this effort, we have devised mitigation plans that we believe will help to build on MVE’s long-term market leading position.

“We have confidence in our corporate strategy, and we remain steadfast that our long-term growth drivers are firmly intact, despite these short term-challenges. Our view is informed and reinforced by the more than 20% anticipated ten-year compound annual growth rate of the cell and gene therapy industry and the increasing number of clinical trials and commercial therapies now supported by Cryoport. In addition, a number of recent advancements by our cell and gene therapy clients fuel our optimism, such as the FDA’s (U.S. Food and Drug Administration) approval for commercial production at Bristol Myers Squibb’s new, state-of-the-art cell therapy manufacturing facility in Devens, Massachusetts, its acceptance of CRISPR Therapeutics/Vertex Pharmaceuticals’ Biologics License Applications (BLAs) for exagamglogene autotemcel (exa-cel) for the treatment of severe sickle cell disease (SCD) and transfusion-dependent beta thalassemia (TDT), and its approval of Sarepta Therapeutics’ gene therapy ELEVIDYS, for the treatment of Duchenne Muscular Dystrophy.

“In addition to these client developments, we also continue to make strategic investments and form relationships to further enhance our growth prospects. These include the continued build-out of our Global Supply Chain Center Network, an expanded infrastructure we are creating that provides the life sciences industry with the most advanced solutions to ensure the safe and timely delivery of its extremely valuable, lifesaving cell and gene therapies. Our bioservices/biostorage network revenue grew 38% year-over-year to $3.2 million in the second quarter. We are also making further strides in the reproductive medicine industry, including recent agreements with Boston IVF and IVFAustralia as a supply chain solutions partner to support their global reproductive material shipments.

“With these recent client developments, new services and products and strategic relationships, we believe our future growth prospects are stronger than ever. We are committed to continue solidifying our leadership position in the cell and gene therapy industry, which is poised for significant expansion as it transforms the way medicine is practiced. By doing so, we will further strengthen our business and continue to position Cryoport for long-term and profitable growth,” concluded Mr. Shelton.

In tabular form, revenue by market for Q2 2023 and H1 2023, as compared to the same periods in 2022 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

(in thousands)	Q2 2023	Q2 2022	% Change	H1 2023	H1 2022	% Change
Biopharma/Pharma	$46,533	$52,591	-12%	$97,655	$95,601	2%
Animal Health	7,873	9,285	-15%	16,736	16,079	4%
Reproductive Medicine	2,615	2,277	15%	5,447	4,775	14%
Total revenues	$57,021	$64,153	-11%	$119,838	$116,455	3%

As of June 30, 2023, the Company supported 12 commercial therapies and a net total of 668 global clinical trials, a net increase of 42 clinical trials over June 30, 2022 and a sequential increase of 16 clinical trials from Q1 2023. The number of trials in Phase 3 was 82 as of the end of the second quarter. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	June 30,
Clinical Trials	2021	2022	2023
Phase 1	227	260	273
Phase 2	265	285	313
Phase 3	69	81	82
Total	561	626	668

Cryoport Supported Clinical Trials by Region

	June 30,
Clinical Trials	2021	2022	2023
Americas	444	488	515
EMEA	88	104	109
APAC	29	34	44
Total	561	626	668

A total of four Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in the second quarter of 2023. During the remainder of 2023, we anticipate up to an additional 14 application filings, five new therapy approvals and an additional nine label or geographic expansion approvals.

Financial Highlights

Total revenue for Q2 2023 was $57.0 million compared to $64.2 million for Q2 2022, a year-over-year decrease of 11% or $7.1 million.

•	Biopharma/Pharma revenue decreased to $46.5 million, down 12% or $6.1 million for Q2 2023 compared to $52.6 million for Q2 2022. Revenue was impacted by weaker than expected demand for cryogenic freezer systems, particularly in China, and slower than expected ramps from certain clients, partially offset by the increase in revenue from the support of commercially launched therapies as well as demand for our bioservices solutions. Revenue from the support of commercial cell and gene therapies increased by $0.4 million, or 9.2%, to $4.3 million and bioservices revenue increased by $0.9 million, or 38%, to $3.2 million for Q2 2023.

•	Animal Health revenue decreased to $7.9 million, down 15% or $1.4 million for Q2 2023 compared to $9.3 million for Q2 2022, primarily driven by decreased demand for cryogenic systems.

•	Reproductive Medicine revenue increased to $2.6 million, up 15% or $0.3 million for Q2 2023 compared to $2.3 million for Q2 2022. This increase was driven by strong demand for our CryoStork® logistics solutions and the onboarding of several fertility services networks in the United States and Australia.

Total revenue for H1 2023 increased to $119.8 million compared to $116.5 million for H1 2022, a year-over-year increase of 3% or $3.4 million and 4% at constant currency. Revenue for H1 2022 was adversely impacted by approximately $9.4 million during Q1 2022 from the fire at our New Prague, Minnesota manufacturing facility.

•	Biopharma/Pharma revenue increased to $97.7 million, a gain of 2% or $2.1 million for H1 2023, compared to $95.6 million for the same period in 2022. Revenue from commercial therapies increased to $9.3 million, a gain of 19% or $1.5 million for H1 2023.

•	Animal Health revenue was $16.7 million, an increase of 4% or $0.7 million for H1 2023, compared to $16.1 million for the same period in 2022. This increase was primarily a result of the revenue shortfall from the fire at our New Prague, Minnesota manufacturing facility during Q1 2022.

•	Reproductive Medicine revenue increased to $5.4 million, a gain of 14% or $0.7 million for H1 2023, compared to $4.8 million for the same period in 2022.

Gross margin was 43.4% for Q2 2023 compared to 45.0% for the same period in 2022. Gross margin was 43.2% for H1 2023 compared to 43.9% for H1 2022.

Operating costs and expenses increased by $9.0 million, or 26% to $43.1 million for Q2 2023 compared to $34.1 million for Q2 2022. The increase was primarily attributable to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s systems and solutions and the evaluation of acquisition opportunities. Operating costs and expenses increased for H1 2023 by $15.9 million, or 25% to $80.2 million compared to $64.2 million for the same period in the prior year.

Net loss for Q2 2023 and H1 2023 was $18.4 million and $23.9 million, respectively, compared to a net loss of $9.2 million and $22.6 million for the same periods in 2022, respectively.

Net loss attributable to common stockholders was $20.4 million, or $0.42 per share, and $27.9 million, or $0.58 per share, for Q2 2023 and H1 2023, respectively. This compares to a net loss attributable to common stockholders of $11.2 million, or $0.23 per share, and $26.6 million, or $0.54 per share, for Q2 2022 and H1 2022, respectively.

Adjusted EBITDA was a negative $1.5 million for Q2 2023, a decrease of $7.5 million year-over-year. Adjusted EBITDA for H1 2023 was $1.4 million compared to $8.0 million for H1 2022.

Cryoport held $504.7 million in cash, cash equivalents, and short-term investments as of June 30, 2023.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

Cryoport’s revenue for the full year 2023 is expected to be in the range of $233 - $243 million. The Company's 2023 guidance is dependent on its current business and expectations, which may be further impacted by, among other things, factors that are outside of our control, such as the global macroeconomic environment, the ongoing effects and after effects of COVID-19 related shut downs/slowdowns globally, continued supply chain constraints, inflationary pressures, volatility in the China economy, the ongoing war between Russia and Ukraine, economic uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company's filings with the Securities and Exchange Commission ("SEC"), including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023, which is expected to be filed with the SEC on August 9, 2023. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: In addition to the earnings release, a document titled “Cryoport Second Quarter 2023 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Wednesday, August 9, 2023. The document is designed to be read in advance of the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 p.m. ET on August 9, 2023. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Wednesday, August 9, 2023
Time:	5:00 p.m. ET
Dial-in numbers:	1-888-886-7786 (U.S.), 1-416-764-8658 (International)
Confirmation code:	Request the “Cryoport Call” or Conference ID: 85344190
Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until August 16, 2023. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay entry code: 85344190#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global provider of innovative products and services to the fast-growing Cell & Gene Therapy industry - enabling the future of medicine for a new era of life sciences. With 48 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport's global platform provides mission-critical bio-logistics, bio-storage, bio-processing, and cryogenic systems to the life sciences markets worldwide.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, including expected growth in all of the Company’s markets, plans, strategies, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2023 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which the Company operates, the Company’s plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches, the Company’s plans to further strengthen its business and continue to position itself for long-term and profitable growth in the cell and gene therapy industry, and anticipated regulatory filings or approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, supply chain constraints, inflationary pressures, the ongoing war between Russia and Ukraine and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors discussed in the Company’s SEC reports, including in the “Risk Factors” section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1215

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Service revenues	$35,204	$34,585	$71,040	$67,495
Product revenues	21,817	29,568	48,798	48,960
Total revenues	57,021	64,153	119,838	116,455
Cost of revenues:
Cost of service revenues	20,008	19,111	39,084	37,829
Cost of product revenues	12,280	16,204	28,949	27,447
Total cost of revenues	32,288	35,315	68,033	65,276
Gross Margin	24,733	28,838	51,805	51,179
Operating costs and expenses:
Selling, general and administrative	38,802	30,563	72,043	57,185
Engineering and development	4,263	3,522	8,139	7,060
Total operating costs and expenses:	43,065	34,085	80,182	64,245
Loss from operations	(18,332)	(5,247)	(28,377)	(13,066)
Other income (expense):
Investment income	2,647	2,048	5,114	3,312
Interest expense	(1,331)	(1,586)	(2,840)	(3,077)
Other expense, net	(704)	(4,028)	3,301	(9,045)
Loss before provision for income taxes	(17,720)	(8,813)	(22,802)	(21,876)
Provision for income taxes	(635)	(364)	(1,127)	(705)
Net loss	$(18,355)	$(9,177)	$(23,929)	$(22,581)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(4,000)	(4,000)
Net loss attributable to common stockholders	$(20,355)	$(11,177)	$(27,929)	$(26,581)
Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(0.23)	$(0.58)	$(0.54)
Weighted average common shares outstanding - basic and diluted	48,709,384	48,792,559	48,536,901	49,467,691

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$67,314	$36,595
Short-term investments	437,360	486,728
Accounts receivable, net	43,076	43,858
Inventories	28,821	27,678
Prepaid expenses and other current assets	8,616	9,317
Total current assets	585,187	604,176
Property and equipment, net	69,008	63,603
Operating lease right-of-use assets	30,011	26,877
Intangible assets, net	194,992	191,009
Goodwill	149,308	151,117
Deposits	1,210	1,017
Deferred tax assets	934	947
Total assets	$1,030,650	$1,038,746

Current liabilities:
Accounts payable and other accrued expenses	$26,124	$28,046
Accrued compensation and related expenses	8,717	8,458
Deferred revenue	927	439
Current portion of operating lease liabilities	4,234	3,720
Current portion of finance lease liabilities	191	128
Current portion of notes payable	61	60
Total current liabilities	40,254	40,851
Convertible senior notes , net	407,992	406,708
Notes payable, net	347	355
Operating lease liabilities, net	27,520	24,721
Finance lease liabilities, net	624	216
Deferred tax liability	4,658	4,929
Other long-term liabilities	361	451
Contingent consideration	4,639	4,677
Total liabilities	486,395	482,908
Total stockholders' equity	544,255	555,838
Total liabilities and stockholders' equity	$1,030,650	$1,038,746

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim and charges or gains resulting from non-recurring events.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
GAAP net loss	$(18,355)	$(9,177)	$(23,929)	$(22,581)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	6,723	5,480	13,127	10,845
Acquisition and integration costs	4,372	566	5,629	823
Investment income	(2,647)	(2,048)	(5,114)	(3,312)
Unrealized (gain)/loss on investments	1,388	3,728	(36)	8,636
Gain on insurance claim	-	-	(2,642)	-
Foreign currency (gain)/loss	(753)	271	(596)	431
Interest expense, net	1,331	1,586	2,840	3,077
Stock-based compensation expense	5,800	5,258	10,984	9,383
Income taxes	635	364	1,127	705
Adjusted EBITDA	$(1,506)	$6,028	$1,390	$8,007

Cryoport, Inc. and Subsidiaries

Total revenues by market at constant currency for the three months ended June 30, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$46,710	$7,997	$2,612	$57,319
As Reported	46,533	7,873	2,615	57,021
FX Impact [$]	(177)	(124)	3	(298)
FX Impact [%]	(0.4)%	(1.6)%	0.1%	(0.5)%

Cryoport, Inc. and Subsidiaries

Total revenues by market at constant currency for the six months ended June 30, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$98,994	$17,129	$5,453	$121,576
As Reported	97,655	16,736	5,447	119,838
FX Impact [$]	(1,339)	(393)	(6)	(1,738)
FX Impact [%]	(1.4)%	(2.4)%	(0.1)%	(1.5)%